Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated October 25, 2013

J.P. Morgan Structured Investments
[GRAPHIC OMITTED]

The J.P. Morgan U.S. Sector Rotator 8 Index
Strategy Guide

Important Information

JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the "SEC")
for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the relevant product supplement, term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at
www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.

To the extent there are any inconsistencies between this free writing prospectus and the relevant term sheet or pricing supplement, such relevant term sheet or pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.

Investments linked to the J.P. Morgan U.S. Sector Rotator 8 Index (the
"Strategy") are our unsecured and unsubordinated obligations. Investing in these securities is not equivalent to a direct investment in the Strategy or any index that forms part of the Strategy.

Investments linked to the Strategy require investors to assess several characteristics and risk factors that may not be present in other types of transactions. In reaching a determination as to the appropriateness of any proposed transaction, clients should undertake a thorough independent review of the legal, regulatory, credit, tax, accounting and economic consequences of such transaction in relation to their particular circumstances. This free writing prospectus contains market data from various sources other than us and our affiliates, and, accordingly, we make no representation or warranty as to the market data's accuracy or completeness. All information is subject to change without notice. We or our affiliated companies may make a market or deal as principal in the investments mentioned in this document or in options, futures or other derivatives based thereon.

Any historical composite performance records included in this free writing prospectus are hypothetical and it should be noted that the constituents have not traded together in the manner shown in the composite historical replication of the Strategy included in this free writing prospectus. No representation is being made that the Strategy will achieve a composite performance record similar to that shown. In fact, there are frequently sharp differences between a hypothetical historical composite performance record and the actual record that the combination of those underlying elements subsequently achieved.

Use of Simulated Returns

Back-testing and other statistical analysis material that is provided in connection with the explanations of the potential returns of the investments linked to the Strategy use simulated analysis and hypothetical circumstances to estimate how it may have performed prior to its actual existence.

The results obtained from "back-testing" information should not be considered indicative of the actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the strategy.
J.P. Morgan provides no assurance or guarantee that the investments linked to the strategy will operate or would have operated in the past in a manner consistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations. Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate. Actual results will vary, perhaps materially, from the simulated returns presented in this strategy guide.

IRS Circular 230 Disclosure

We and our affiliates do not provide tax advice. Accordingly, any discussion of
U.S. tax matters contained herein is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with J.P. Morgan of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. Structured
Investments may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. J.P. Morgan and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations of, issuers mentioned herein. J.P. Morgan is the marketing name for the Issuer and its subsidiaries and affiliates worldwide. J.P. Morgan
Securities LLC ("JPMS") is a member of FINRA, NYSE, and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Overview

The J.P. Morgan U.S. Sector Rotator 8 Index (the "Index" or the "Strategy") is a
notional rules-based proprietary index that seeks to provide exposure to U.S sector equities. On a monthly basis, the Index tracks the excess return of a synthetic portfolio of (i) up to five U.S. Sector Constituents selected out of ten possible U.S. Sector Constituents, which are U.S. sector exchange-traded funds, that are selected according to their past month return with a volatility feature, or, (ii) if fewer than five of the 10 U.S. Sector Constituents meet the selection criteria, the U.S. Sector Constituents that meet the selection criteria and the PIMCO Total Return Exchange-Traded Fund (the "Bond
Constituent"). Key features of the Index include:

[]   potential exposure to up to five of 11 investable constituent underlyings
     (10 exchange-traded funds across U.S. sectors and an exchange-traded fund representing a fixed income exposure);

[]   the weights allocated to the Index are dynamic and determined on a monthly rebalancing date based on a momentum style allocation to the five highest positive performing U.S. Sector Constituents, if any;

[]   Constituent exposure is determined on the second to last business day of each month and the Index rebalances on the last business day of each month;

[]   the Index allocates to the Bond Constituent if there are fewer than five positive performing U.S. Sector Constituents;

[]   the Index uses a volatility budgeting approach to assign weights to the
     U.S. Sector Constituents based on a total volatility allocation of 8%. Each
     Equity Constituent selected for inclusion is assigned an individual volatility allocation of 1.6% (20% * 8%). If fewer than five U.S. Sector
     Constituents qualify for inclusion in the synthetic portfolio, the Bond
     Constituent will be assigned the unused portion of the total volatility allocation;

[]   the weight for each selected U.S. Sector Constituent is equal to the individual volatility allocation of that U.S. Sector Constituent divided by the annualized realized volatility of that U.S. Sector Constituent over the previous month, subject to a maximum weight of 30% for a U.S. Sector
     Constituent and 100% for the Bond Constituent;

[]   the Index is an excess return index and reflects the weighted performance of the U.S Sector Constituents and the Bond Constituent in excess of the return of the Cash Constituent;

[]   the Index Level is calculated in U.S. dollars;

[]   the Index levels are published on Bloomberg under the ticker JPUSSC8E.

                                        1

What are the Basket Constituents?

The following table sets forth the Basket Constituents that compose the Index.

Basket Constituents
------------------------------------------------------- ------------- -------- ---------
                                                                               Bloomberg
                   Constituents                           Sector      Currency  Tickers
------------- ----------------------------------------- ------------- -------- ---------
                 The Consumer Discretionary Select       Consumer       USD       XLY
                        Sector SPDR[R] Fund             Discretionary
              ----------------------------------------- ------------- -------- ---------
                The Consumer Staples Select Sector       Consumer       USD       XLP
                            SPDR[R] Fund                  Staples
              ----------------------------------------- ------------- -------- ---------
               The Energy Select Sector SPDR[R] Fund       Energy       USD       XLE
              ----------------------------------------- ------------- -------- ---------
              The Financial Select Sector SPDR[R] Fund    Financial     USD       XLF
              ----------------------------------------- ------------- -------- ---------
               The Health Care Select Sector SPDR[R]    Health Care     USD       XLV
  U.S. Sector                   Fund
              ----------------------------------------- ------------- -------- ---------
 Constituents
              The Industrial Select Sector SPDR[R] Fund   Industrial    USD        XLI
              ----------------------------------------- ------------- -------- ---------
               The Utilities Select Sector SPDR[R] Fund   Utilities     USD       XLU
              ----------------------------------------- ------------- -------- ---------
              The Materials Select Sector SPDR[R] Fund    Materials     USD       XLB
              ----------------------------------------- ------------- -------- ---------
               The Technology Select Sector SPDR[R]     Technology      USD       XLK
                                Fund
              ----------------------------------------- ------------- -------- ---------
                   iShares[R] U.S. Real Estate ETF      Real Estate     USD        IYR
------------- ----------------------------------------- ------------- -------- ---------
     Bond             PIMCO Total Return Exchange-Traded Fund           USD      BOND
  Constituent
------------- ----------------------------------------- ------------- -------- ---------

Note: See the relevant underlying supplement for more information on the Index and the Basket Constituents.

Certain historical data for the Basket Constituents can be accessed on the
Bloomberg website (www.bloomberg.com) by typing [ticker]:ind in the search box.
Information contained in the Bloomberg website is not incorporated by reference in, and should not be considered a part of, this strategy guide.

The table and graph below illustrate the performance of the Index based on the hypothetical back-tested closing levels from October 10, 2003 through June 28,
2013 and the actual performance from July 1, 2013 through October 10, 2013.
Based on the hypothetical back-tested performance, the Index realized annualized returns of 5.90% per annum over the period, and outperformed the excess return of the SandP 500 Total Return Index (the "SandP Total Return Index") and the
JPMorgan GBI US Index (the "JPMorgan US Government Bond Index") over the performance of the Cash Constituent. There is no guarantee that the Index will outperform the excess return of SandP Total Return Index or the JPMorgan US
Government Bond Index during the term of your investment in securities linked to the Index.

                                        2

Hypothetical and Historical Comparison of the J.P. Morgan U.S. Sector Rotator 8
Index (October 24, 2003 -- October 24, 2013)

                                                                          JPMorgan US
                           J.P. Morgan U.S.     SandP 500 Index Total     Government Bond
                        Sector Rotator 8 Index Return (Excess Return) Index (Excess Return)
---------------- ---- ------------------------ ---------------------- ---------------------
 12 Month Return                 12.80%                  26.61%                -1.86%
---------------------------------------------- ---------------------- ---------------------
   3 Year Return                  9.80%                  15.74%                 1.79%
    (Annualized)
---------------- ----------------------------- ---------------------- ---------------------
  10 Year Return                  6.21%                   5.19%                 2.13%
    (Annualized)
---------------- ---- ------------------------ ---------------------- ---------------------
Annualized volatility             5.91%                  20.45%                 3.82%

Source: Bloomberg and J.P. Morgan. Please see notes immediately following the graph below.

Hypothetical and Historical Performance of the J.P. Morgan U.S. Sector Rotator
8 Index (October 24, 2003 -- October 24, 2013)
[GRAPHIC OMITTED]
Source: Bloomberg and J.P. Morgan

Note: Because the Index did not exist prior to July 1, 2013, all retrospective levels provided in the graph and table above are simulated and must be considered illustrative only. The simulated data was constructed using certain procedures that may vary from the procedures used to calculate the Index going forward, and on the basis of certain assumptions that may not hold during future periods. The variations in procedures used in producing simulated historical data from those used to calculate the Index going forward could produce differences in returns of indeterminate direction and amount. Past hypothetical performance results are neither indicative of nor a guarantee of future returns.
Actual results will vary, potentially materially, from the hypothetical historical performance described herein. Please see "Important Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

"Return" is the percentage return of the relevant index over the period indicated, and where "Annualized" is indicated, is the annual compounded return of the relevant index over the period.

"Annualized volatility" is the annualized standard deviation of the daily log returns of the relevant index for the full period from October 24, 2003 through
October 24, 2013

"SandP 500 Total Return (Excess Return)" represents a hypothetical index constructed from the net total returns of the SandP 500 Index with the returns of the Cash Constituent deducted.

"JPMorgan US Government Bond Index (Excess Return)" represents a hypothetical index constructed from the returns of the JPMorgan US Government Bond Index with the returns of the Cash Constituent deducted.

                                        3

Strategy Description

The Index rebalances the synthetic portfolio monthly on the last business day of the month. As part of this rebalancing process, the Index will assign weights to the Basket Constituents. Weights are selected on the second to last business day of each month. The Index uses a volatility budgeting approach to assign weights to the U.S. Sector Constituents and the Bond Constituent based on a total volatility allocation of 8% (the "Target Volatility"). The Index does not target a specific volatility (8% or otherwise) for the synthetic portfolio as a whole, and, due to potential correlation among the Basket Constituents and individual weighting caps, the actual realized volatility of the Index may be greater than or less than 8%.

On each selection date for the monthly rebalancing of the Index, the Index will employ the following steps:

[]   The Index will select the top five positive performing U.S. Sector
     Constituents based on their past month's performance for inclusion in the synthetic portfolio. If, however, fewer than five U.S. Sector Constituents
     n have positive returns over the past month, the Bond Constituent will be added to the synthetic portfolio. In the example below, the five top performing U.S. SectorRetur Constituents are identified.

[GRAPHIC OMITTED]

[]   The Index has a total volatility allocation of 8%. Each U.S. Sector
     Constituent selected for inclusion in the synthetic portfolio is assigned an individual volatility allocation of 1.6% . If fewer than five U.S.
     Sector Constituents qualify for inclusion in the synthetic portfolio, the
     Bond Constituent will be assigned the remaining allocation. For example, if there are only three qualifying U.S. Sector Constituents, the Bond
     Constituent will have an individual volatility allocation of 3.2% (2 *
     1.6%) .

[]   The rebalanced weight for each selected Constituent is equal to the individual volatility allocation divided by the annualized realized volatility of that Constituent over the previous month, subject to a maximum weight of 30% for an U.S. Sector Constituent and 100% for the Bond
     Constituent.

Individual Volatility Allocation / Annualized Realized Volatility - Rebalanced
weight

[]   After the rebalanced weights have been determined based on the above methodology, the Index will track the excess return of this portfolio until the next rebalancing date.

Hypothetical Backtest Example

[]   On December 28, 2012, the Financial Select Sector SPDR[R] Fund, the
     Industrial Select Sector SPDR[R] Fund, the Materials Select Sector SPDR[R]
     Fund and the iShares[R] U.S. real Estate ETF each had positive returns in the previous month and therefore were selected for

                                        4

inclusion in the portfolio, and the Bond Constituent was also selected. On
December 31, 2012, the weights calculated below were rebalanced by the Index.

                                            Bond
              XLF    XLI   XLB     IYR   Constituent
------------ ------ ------ ------ ------ -----------
 Individual
 Volatility   1.6%   1.6%   1.6%   1.6%      1.6%
 Allocation
------------ ------ ------ ------ ------ -----------
 Realized
Annualized   12.62% 10.22% 12.90% 8.71%     2.29%
Volatility
------------ ------ ------ ------ ------ -----------
Rebalanced   12.68% 15.66% 12.41% 18.37%    69.75%
  Weight

Although the weight for each of the top 5 performing Constituents is determined as described above, it may be helpful to think of that weight determination also in the following way: if each such Constituent were given a provisional weight equal to 20% and if that provisional weight were then scaled up or down based on whether its annualized volatility was greater or less than 8% over the preceding month (subject to the relevant weight maximum), you would arrive at the rebalanced weight.

Because each qualifying U.S. Sector Constituent has a maximum weight of 30% and the Bond Constituent has a maximum weight of 100%, the synthetic portfolio may have a total weight of more than 100%. The maximum total weight for the synthetic portfolio is 220%. Accordingly, the Index may be exposed to leverage.
In addition, the total weight for the synthetic portfolio may be less than 100%, which will result in the Index being partially uninvested and cause the Index to reflect no return for the un-invested portion.

Excess Return

The Index is an excess return index intended to reflect the return of a synthetic investment in the synthetic portfolio where the investment is made through the use of borrowed funds. Accordingly, the return of the Cash
Constituent will be deducted from all Constituents as all Constituents need to borrow funds to be invested.

                                        5

Historical Analysis

Targeting volatility

As described in "Strategy Description," the Index does not target a specific volatility (8% or otherwise) for the synthetic portfolio as a whole, and the actual realized volatility of the Index70% may be greater than or less than 8 .
The graph below illustrates the hypothetical six-monthJ.P annualized volatility of the Index as well as that of the SandP 500([R]) Total Return Index and the
JPMorgan US Government Bond Index between April 27, 2004 and October 24, 2013.
60% Volatility is a measurement of the variability of returns. The historical, or "realized," volatility of a SandP portfolio can be measured in a number of ways. For the purposes of the graph below, JPMor volatility is calculated from the 50% historical daily logarithmic returns of each index over a one-year observation period. For any given day, the "one-year annualized volatility" is the annualized standard Targe deviation of the daily logarithmic returns of the relevant index using the closing levels of the index during the 252 40%
index-day period preceding that day. For example, for the day September 30,
2010, the data point on the graph for that day represents the annualized standard deviation of the daily logarithmic returns using closing levels of the relevant index during the 252 Index-days up to and including 30% September ,
2010.

Hypothetical one-year 20% annualized volatility (April 27, 2004 -- October 24,
2013)
[GRAPHIC OMITTED]
Source: Bloomberg and J.P. Morgan

Note: The hypothetical, historical one-year annualized volatility levels of the
Index, the SandP 500 Total Return Index, and the JPMorgan US Government Bond
Index, are presented for informational purposes only. The back-tested, hypothetical, historical one-year annualized volatility has inherent limitations. These volatility levels reflect historical performance (and in the case of the Index hypothetical historical performance). No representation is made that in the future the Index, the SandP 500 Total Return Index or the
JPMorgan US Government Bond Index will have the volatilities shown above. There is no guarantee that the Index will outperform any alternative investment strategy, including the SandP 500 Total Return index or the JPMorgan US
Government Bond Index. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate.
Actual one-year annualized volatilities will vary, perhaps materially, from this analysis. Please see "Important Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

Hypothetical historical allocations

The following graph illustrates the hypothetical historical allocation of the
U.S. Sector Constituents and Bond Constituent, based on the rebalancing mechanics set forth under the "Strategy Description." For a detailed description of which indices make up the U.S. Sector Constituents and Bond Constituent displayed in this graph, please see "What are the Basket Constituents?".

                                        6

Hypothetical allocations Ex October 2003 to October 2013
[GRAPHIC OMITTED]
Source: J.P. Morgan.

Note: The hypothetical allocations are obtained from back-testing and should not be considered indicative of the actual weights that would be assigned to the
U.S. Sector Constituents and Bond Constituent during your investment in securities linked to the Index. J.P. Morgan provides no assurance or guarantee that the actual performance of the Index would result in allocations among the
U.S. Sector Constituents and Bond Constituent consistent with the hypothetical allocations displayed in the preceding graph. Actual results will vary, perhaps materially, from those arising from the hypothetical historical allocations contained in this hypothetical back-test. Please see "Important Information XLY
" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

The following graph illustrates the hypothetical historical percentage of time allocation of Constituents based on the rebalancing mechanics set forth under the "Strategy Description." The U.S. Sector Constituents are represented by the name of the corresponding constituent under "What are the Basket Constituents?".
There are 121 months over the period XLF from October 2003 to October 2013. The percentage number of the constituent listed in the chart below when multiplied by 121 shows the number of months the Index has allocated to each Constituent listed below. For example, the months allocated to XLY, the Consumer
Discretionary Select Sector SPDR[R] Fund Consumer, is 121x36.4%=44 months.

Hypothetical time allocation October 2003 to October 2013
[GRAPHIC OMITTED]
Source: J.P. Morgan.

Note: The hypothetical allocations are obtained from back-testing and should not be considered indicative of the actual percentage of the time that would be assigned to any Constituents during your investment in securities linked to the
Index. J.P. Morgan provides no assurance or guarantee that the actual performance of the Index would result in allocations to the Constituents consistent with the hypothetical allocations displayed in the preceding graphs.
Actual results will vary, perhaps materially, from those arising from the hypothetical historical allocations contained in this hypothetical back-test.
Please see "Important Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

                                        7

The charts below illustrate the average allocation over specific time periods to the U.S. 34.2% Sector Constituents and Bond Constituent. These charts intend to demonstrate how the average allocation between the U.S. Sector Constituents and the Bond Constituents changes during different market environments. These hypothetical allocations were calculated by averaging the monthly allocations during the periods indicated.

Average monthly allocations in declining equity markets

November 2002 to March 2003                        November 2007 to March 2009
[GRAPHIC OMITTED]                                  [GRAPHIC OMITTED]

Average monthly allocations in rising equity markets

April 2003 to October 2007                         April 2009 to August 2013
[GRAPHIC OMITTED]                                  [GRAPHIC OMITTED]

Source: J.P. Morgan. Numbers have been rounded for convenience.

Note: The hypothetical allocations are obtained from back-testing and should not be considered indicative of the actual weights that would be assigned to the
U.S. Sector Constituents and Bond Constituent during your investment in securities linked to the Index. J.P. Morgan provides no assurance or guarantee that the actual performance of the Index would result in allocations among the
U.S. Sector Constituents and Bond Constituent consistent with the hypothetical allocations displayed in the preceding graphs. Actual results will vary, perhaps materially, from those arising from the hypothetical historical allocations contained in this hypothetical back test. Please see "Important Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

                                        8

Risks associated with the Strategy

THE STRATEGY COMPRISES NOTIONAL ASSETS AND LIABILITIES--the exposures to the dynamic basket that tracks the excess returns of the Basket Constituents above the JPMorgan Cash Index USD 3 Month are purely notional. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.

THE INDEX DOES NOT TARGET A SPECIFIC VOLATILITY FOR THE SYNTHETIC PORTFOLIO AS A
WHOLE, AND ITS ACTUAL REALIZED VOLATILITY MAY BE GREATER OR LESS THAN 8% -- The
Index does not target a specific volatility (8% or otherwise) for the synthetic portfolio as a whole, and, due to potential correlation among the Basket
Constituents and individual weighting caps, the actual realized volatility of the Index may be greater than or less than 8%.

THERE ARE RISKS ASSOCIATED WITH A MOMENTUM-BASED INVESTMENT STRATEGY--The
Strategy seeks to capitalize on positive market price trends based on the supposition that positive market price trends may continue. This Strategy is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Strategy may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.

THE INDEX MAY HAVE EXPOSURE ONLY TO THE BOND CONSTITUENT (AND NO EXPOSURE TO ANY
U.S. Sector CONSTITUENT) FOR AN EXTENDED PERIOD OF TIME -- The Index will be subject to the performance of certain U.S. market sectors, which may be subject to prolonged negative trend. Under thes circumstances, the Index may have exposure only to the Bond Constituent for an extended period of time (and no exposure to any U.S. Sector Constituent, if every U.S. Sector Constituent is in a negative trend). Your return may be adversely affected by a prolonged exposure only to the Bond Constituent.

THE INDEX MAY BE SUBJECT TO INCREASED VOLATILITY DUE TO THE USE OF LEVERAGE
--The Index may use leverage to increase the return from any Constituent because the sum of the weights of the Basket Constituents included in the synthetic portfolio underlying the Index may be greater than 100%, up to a maximum total weight of 220%. In particular, the use of leverage will magnify any negative performance of the relevant Constituents which in turn could cause you to receive a lower payment at maturity than you would otherwise receive.

THE INDEX MAY BE PARTIALLY UNINVESTED OR BECOME ENTIRELY UNINVESTED, WHICH WILL
RESULT IN A PORTION OR ALL OF THE INDEX REFLECTING NO RETURN -- Because of the
method by which the weight of each Constituent selected for inclusion in the synthetic portfolio underlying the Index is determined, the weight of a selected
Constituent generally decreases as its annualized realized volatility during the month preceding the relevant Index rebalancing day increases. If one or more of the selected Constituents experienced heightened volatility over the relevant period, the total weight of the Constituents included in the synthetic portfolio may be less than 100%. A total weight of less than 100% means that the Index is partially uninvested and, accordingly, the Index will reflect no return with respect to the uninvested portion.

CORRELATION OF PERFORMANCES AMONG THE BASKET CONSTITUENTS MAY REDUCE PERFORMANCE
OF THE STRATEGY--Performances among the Basket Constituents may become highly correlated from time to time during the term of your investment. High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type that have a substantial weighting in the Strategy could have a material adverse effect on the performance of the
Strategy.

THE LEVELS OF THE INDEX WILL INCLUDE THE DEDUCTION OF A FEE -- One way in which the Index may differ from a typical index is that its level will include a deduction from the aggregate performance of the Constituents of a fee of 0.50%
per annum. The fee will be deducted daily. As a result of the deduction of this fee, the level of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such fee is deducted.

OTHER KEY RISKS:

[]   The Strategy may not be successful and may not outperform any alternative strategy related to the Basket Constituents.

[]   The payment on any investments linked to the Strategy that we may issue is exposed to the credit risk of JPMorgan Chase and Co.

[]   The investment strategy involves monthly rebalancing and maximum weighting caps that are applied to the Basket Constituents.

[]   Changes in the value of the Basket Constituents may offset each other.

[]   The Strategy is subject to risks associated with specific sectors in the
     U.S market.

[]   The Index was established on July 1, 2013, and therefore has a limited operating history.

                                        9

[]   One of our affiliates, J.P. Morgan Securities plc is the Index Sponsor and
     Index Calculation Agent and is responsible for calculating and maintaining the Index and developing guidelines and policies governing the Index. We and our affiliates are entitled to exercise discretion in good faith and a commercially reasonable manner in relation to the securities and the Index.
     We and our affiliates have no obligation to consider you interests in taking any actions.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and underlying supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement.

                                       10